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                                                                    EXHIBIT 99.1
                             INFOCURE CORPORATION
       ANNOUNCES AGREEMENT TO ACQUIRE THE HEALTHCARE SYSTEMS DIVISION OF
                       THE REYNOLDS AND REYNOLDS COMPANY

                COMBINED ANNUAL REVENUES APPROACH $100 MILLION

     InfoCure Corporation (AMEX: "INC") ("InfoCure" or the "Company") announced today that it has signed a definitive agreement to acquire the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (NYSE: "REY").
HSD is a leading provider of physician and practice management systems, principally to the radiology, anesthesiology and enterprise-wide, medical practice and MSO markets. Upon completion of this acquisition, InfoCure will add to its installed base approximately 1,600 customer sites, representing approximately 35,000 providers to create a combined base of approximately 10,000 customer sites and 60,000 providers. The Reynolds and Reynolds Company, headquartered in Dayton, Ohio, is a leading provider of integrated information management systems and related value-added services to automotive and general business markets. Reynolds and Reynolds reported revenues of over $1.5 billion for the twelve months ended June 30, 1998.

     Frederick Fine, InfoCure's President and Chief Executive Officer, stated:
"The HSD acquisition will represent our largest acquisition to date and will give InfoCure a leading position as a supplier of healthcare information systems to the specialty market of radiology. This acquisition also will significantly increase InfoCure's market share in two of our existing markets - anesthesiology and medical practices using IBM's AS/400 systems.

     During the last three quarters, InfoCure has focused on integrating our prior acquisitions and further developing our infrastructure. We believe that upon completion of this acquisition, InfoCure will have increased its market presence in targeted practice specialties, potentially doubled our revenue base and reinforced our position as a major participant in the practice management segment of the HCIS industry."

     James Price, InfoCure's Executive Vice President, said: "HSD represents our eighth acquisition in the last year. Not only will HSD add to our targeted specialty markets, but it also will add four key operating centers to our national network, with facilities in southern California, Oregon, Florida and Alabama, a capable and well-trained work force as well as some of the premier customers in the healthcare industry. Through the integration of HSD into our existing operations, we believe we can broaden and accelerate development of our software products and services to our combined target markets."
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FINANCIAL IMPACT

     On a pro forma basis, assuming that the HSD acquisition had closed on the first day of the earliest period presented, the combined statements of operations for InfoCure and HSD would have reflected the following:


                                                                            PRO FORMA 12          Pro Forma Six
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS DATA (IN          MONTHS ENDED          Months Ended
 THOUSANDS, EXCEPT PER SHARE DATA) (1):                                   DECEMBER 31, 1997       JUNE 30, 1998
                                                                          -----------------       -------------
Total revenues..........................................................       $ 94,400               $47,800
Operating expenses:
   Hardware and other items purchased for resale........................         20,300                11,500
   Selling, general and administrative..................................         57,800                25,600
   Depreciation and amortization........................................          8,200                 3,100
   Purchased research and development...................................         20,000                    -
   Asset impairment, restructuring and other special charges............         13,200                 2,600
                                                                               --------               -------

Income (loss) from operations...........................................        (25,100)                5,000
Interest expense and other, net.........................................          7,200                 3,500
                                                                               --------               -------
Income (loss) before tax provision (benefit)............................        (32,300)                1,500
Provision (benefit) for income taxes....................................         (8,500)                  700
                                                                               --------               -------
Net income (loss).......................................................        (23,800)                  800
                                                                               --------               -------

Net income (loss) per share  diluted....................................       $  (3.83)              $  0.10
                                                                               ========               =======

Net income excluding asset impairment and restructuring charges and
 purchased research and development.....................................            500                 2,400
                                                                               ========               =======

Net income per share  diluted, excluding asset impairment and
 restructuring charges and purchased research and development...........       $   0.08               $  0.28
                                                                               ========               =======


Estimated weighted average number of shares outstanding  diluted........          6,094                 8,436

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(1)  Pro forma consolidated data give effect to the HSD Acquisition and the
     Company's prior acquisitions as if they had occurred on January 1, 1997. The Company has made certain adjustments to reflect the proposed combined operations as if the combination had occurred on January 1, 1997. This data also gives effect to the borrowing by the Company of $40.0 million under a credit facility and $10.0 million from the seller to fund the payment of the purchase price and related costs for the HSD Acquisition. The pro forma consolidated statement of operations does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date and do not purport to project the results of operations of the Company for the current year or for any future year.

     In connection with the acquisition, InfoCure expects to record a one-time pretax charge of approximately $9.0 million in the quarter ended December 31, 1998 representing the acquisition of in-process research and development of software.

     Richard Perlman, InfoCure's Chairman and Chief Financial Officer stated:
"The combination of InfoCure and HSD creates a company approaching $100 million in annual revenues. Although HSD has experienced significant operating losses, we believe that as an operating unit integrated into InfoCure's existing infrastructure, HSD will add to our earnings. The pro forma statements reflect $
3.5 million of interest expense for the six months ended June 30, 1998, which represents interest on all acquisition-related debt for this period, as if such debt had been incurred on January 1, 1997. Even with this interest burden, pro forma earnings per

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share, excluding non-recurring charges, would have been $0.28, as compared to historical earnings per share of $0.21 reported by InfoCure for the same period."

TERMS OF THE REYNOLDS AND REYNOLDS AGREEMENT

     Under the terms of the definitive purchase agreement ("Purchase Agreement"), InfoCure will acquire substantially all of the operating assets of HSD. The total purchase price is $48.5 million, payable $38.5 million in cash at closing and a $10.0 million subordinated, five-year note payable to the seller. To fund the cash portion of the purchase price, InfoCure's senior lender committed to increase the Company's line of credit from $30.0 million to $70.0 million.

     The note is convertible by InfoCure, at its option at any time through October 1, 1999, into InfoCure common stock based on the market price of the common stock at the time of conversion. Reynolds and Reynolds will have the right to require InfoCure to immediately register any common stock issued upon conversion of a note for public resale.

     Closing of the HSD acquisition, which is expected in October 1998, will occur upon expiration of the waiting period under the Hart-Scott-Rodino Act, completion of a financial audit of the HSD division and customary closing conditions.


ABOUT INFOCURE

     InfoCure is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry and radiology, as well as to larger general medical practices. The Company's wide range of practice management software products automate the administrative, financial and clinical information management functions of both office-based, hospital-based and enterprise-wide healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services.


FORWARD-LOOKING STATEMENTS

     Certain statements in this release are forward-looking, including statements related to the Company's ability to complete the HSD acquisition or add to its installed customer base, obtain or increase market share, obtain or maintain leading market positions, integrate HSD with the Company's operations, increase revenues or achieve any projected combined revenues or results of operations, and broaden or accelerate product development. Although InfoCure believes that its expectations are based on assumption within the knowledge of its business, there can be no assurance that actual results will not differ materially from those stated or implied herein. A discussion of certain risk factors that may cause results to differ from any forward-looking statements made herein can be found in filings made by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the period ending December 31, 1997.

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